Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Green Bankshares, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-08609, 333-115054, and 333-117791) on Forms S-8 and (No. 333-156872) on Form S-3 of Green Bankshares, Inc. of our reports dated March 15, 2011, with respect to the consolidated financial statements of Green Bankshares, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, which reports appear in Green Bankshares, Inc.’s 2010 Annual Report on Form 10-K.
Our report, dated March 15, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, expresses our opinion that Green Bankshares, Inc. did not maintain effective internal control over financial reporting as of December 31, 2010, because of the effect of the material weakness on the internal controls surrounding the valuation, documentation, and review of impaired loans and other real estate owned. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2010 consolidated financial statements, and did not affect our report dated March 15, 2011 on those consolidated financial statements
/s/ Dixon Hughes PLLC
Atlanta, Georgia
March 15, 2011